Exhibit 10.36

Director Compensation

RESOLUTION OF THE
BOARD OF DIRECTORS OF
PG&E CORPORATION

September 17, 2008

BE IT RESOLVED that, effective January 1, 2009, advisory directors and directors who are not employees of this corporation or Pacific Gas and Electric Company (collectively, “non-employee directors”) shall be paid a retainer of $13,750 per calendar quarter, which shall be in addition to fees paid for attendance at Board meetings, Board committee meetings, and shareholder meetings; and

BE IT FURTHER RESOLVED that, effective January 1, 2009, the non-employee director who serves as lead director shall be paid an additional retainer of $12,500 per calendar quarter; and

BE IT FURTHER RESOLVED that, effective January 1, 2009, the non-employee director who is duly appointed to chair the Audit Committee of this Board shall be paid an additional retainer of $12,500 per calendar quarter, and the non-employee directors who are duly appointed to chair the other permanent committees of this Board shall be paid an additional retainer of $1,875 per calendar quarter; and

BE IT FURTHER RESOLVED that, effective January 1, 2009, non-employee directors shall be paid a fee of $1,750 for each meeting of the Board and each meeting of a Board committee attended; provided, however, that non-employee directors who are members of the Audit Committee shall be paid a fee of $2,750 for each meeting of the Audit Committee attended; and

BE IT FURTHER RESOLVED that, effective January 1, 2009, non-employee directors attending any meeting of this corporation’s shareholders that is not held on the same day as a meeting of this Board shall be paid a fee of $1,750 for each such meeting attended; and

            BE IT FURTHER RESOLVED that, subject to compliance with applicable securities laws, any non-employee director may participate in a Directors’ Voluntary Stock Purchase Program by instructing the Corporate Secretary to withhold an amount equal to but not less than 20 percent of his or her meeting fees and/or quarterly retainers for the purpose of acquiring shares of this corporation’s common stock on behalf of said director; provided, however, that once a non-employee director has so instructed the Corporate Secretary, said director may not modify or discontinue such instruction for at least 12 calendar months; and

BE IT FURTHER RESOLVED that non-employee directors shall be eligible to participate in the PG&E Corporation 2006 Long-Term Incentive Plan under the terms and conditions of that Plan, as adopted by this Board and as may be amended from time to time; and

BE IT FURTHER RESOLVED that members of this Board shall be reimbursed for reasonable expenses incurred in connection with attending Board, Board committee, or shareholder meetings, or participating in other activities undertaken on behalf of this corporation; and

BE IT FURTHER RESOLVED that, effective January 1, 2009, the resolution on this subject adopted by the Board of Directors on February 20, 2008 is hereby superseded.